                                                                     EXHIBIT 2.3


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 12, 2000

                                  BY AND AMONG
                       MEDICAL DEVICE MANUFACTURING, INC.
                            D/B/A RIVO TECHNOLOGIES,
                                (THE "PURCHASER")

                           MER ACQUISITION CORPORATION
                                (THE "MERGERSUB")

                       MEDICAL ENGINEERING RESOURCES, LTD.
                                 (THE "COMPANY")

                                       AND
             THE SHAREHOLDERS OF MEDICAL ENGINEERING RESOURCES, LTD.

                                TABLE OF CONTENTS


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
ARTICLE I              DEFINITIONS...................................................................1
      Section 1.1      Certain Definitions...........................................................1
      Section 1.2      Terms Generally...............................................................7
ARTICLE II             MERGER........................................................................8
      Section 2.1      The Merger....................................................................8
      Section 2.2      Closing; Effective Time.......................................................8
      Section 2.3      Effect of the Merger..........................................................8
      Section 2.4      Articles of Incorporation; Bylaws.............................................8
      Section 2.5      Directors and Officers........................................................9
      Section 2.6      Surrender of Certificates; Issuance of Merger Consideration; Effect of
                       Merger on Company Common Stock................................................9
      Section 2.7      Delivery of Merger Consideration; Closing Deliveries..........................10
      Section 2.8      Stock Transfer Books..........................................................11
      Section 2.9      Intended Tax Consequences.....................................................11
      Section 2.10     Taking of Necessary Action; Further Action....................................12
      Section 2.11     Withholding...................................................................12
      Section 2.12     Distribution of Current Assets................................................12
      Section 2.13     Pre-Closing Commissions Receivable............................................12
      Section 2.14     Tail Commissions..............................................................13
ARTICLE III            REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS.................14
      Section 3.1      Corporate Organization........................................................14
      Section 3.2      Ownership of Shares...........................................................14
      Section 3.3      Authorization, Etc............................................................15
      Section 3.4      No Conflict...................................................................15
      Section 3.5      Capital Stock.................................................................15
      Section 3.6      Financial Statements..........................................................16
      Section 3.7      Absence of Certain Changes or Events..........................................16
      Section 3.8      No Undisclosed Liabilities....................................................16
      Section 3.9      Property, Assets; Inventory; Real Property....................................17
      Section 3.10     Intellectual Property.........................................................17
      Section 3.11     Tax Matters...................................................................17
      Section 3.12     Material Contracts............................................................18
      Section 3.13     Relationship with Suppliers & Customers.......................................20
      Section 3.14     Notes and Accounts Receivable; Bank Accounts..................................20
      Section 3.15     Employees.....................................................................20
      Section 3.16     Employee Benefits.............................................................20
      Section 3.17     Environmental Compliance......................................................22
      Section 3.18     Litigation and Claims, Compliance with Laws...................................22
      Section 3.19     Affiliate Transactions; Competing Businesses..................................22
      Section 3.20     Brokers, Finders, Etc.........................................................23
      Section 3.21     Other Information.............................................................23
ARTICLE IV             REPRESENTATIONS AND WARRANTIES OF PURCHASER...................................23
      Section 4.1      Organization..................................................................23
      Section 4.2      Authorization, Etc............................................................23
      Section 4.3      Brokers' Fees.................................................................24
      Section 4.4      Capital Stock.................................................................24
      Section 4.5      No Conflict...................................................................24
      Section 4.6      Financial Statements..........................................................25
      Section 4.7      Absence of Certain Changes or Events..........................................25

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
      Section 4.8      No Undisclosed Liabilities....................................................25
      Section 4.9      Other Information.............................................................25
ARTICLE V              THE SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING.....................25
      Section 5.1      General.......................................................................25
      Section 5.2      Access........................................................................26
      Section 5.3      Operation of Business.........................................................26
      Section 5.4      Preservation of Business; Insurance...........................................26
      Section 5.5      Notices and Consents..........................................................26
      Section 5.6      Exclusivity...................................................................26
      Section 5.7      Delivery of Disclosure Schedules; Notice of Developments; Update of
                       Disclosure Schedules..........................................................27
      Section 5.8      Confidentiality...............................................................27
      Section 5.9      Company Obligations; Affiliate Agreements.....................................28
      Section 5.10     Due Diligence.................................................................28
      Section 5.11     Termination of ERISA Plans....................................................28
ARTICLE VI             PURCHASER'S OBLIGATIONS BEFORE CLOSING........................................28
      Section 6.1      General.......................................................................28
      Section 6.2      Access........................................................................29
      Section 6.3      Notices and Consents..........................................................29
      Section 6.4      Notice of Developments........................................................29
      Section 6.5      Due Diligence.................................................................29
      Section 6.6      Confidentiality...............................................................29
      Section 6.7      Financial Statements..........................................................30
      Section 6.8      Employee Advance..............................................................30
      Section 6.9      Convertible Preferred Stock...................................................30
ARTICLE VII            CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE...............................30
      Section 7.1      Representations and Warranties True...........................................30
      Section 7.2      Performance...................................................................30
      Section 7.3      No Material Adverse Effect....................................................31
      Section 7.4      Consents......................................................................31
      Section 7.5      No Proceedings, Injunctions, Etc..............................................31
      Section 7.6      The Sellers' and Officer's Certificates.......................................31
      Section 7.7      Resignations..................................................................31
      Section 7.8      Maloney Noncompetition Agreement..............................................31
      Section 7.9      Noncompetition Agreements.....................................................31
      Section 7.10     Maloney Employment Agreement..................................................32
      Section 7.11     Reed Employment Agreement.....................................................32
      Section 7.12     Services Agreement............................................................32
      Section 7.13     Shareholders' Agreement.......................................................32
      Section 7.14     Approvals.....................................................................32
      Section 7.15     Good Standing; Certified Charter..............................................32
ARTICLE VIII           CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE..................................32
      Section 8.1      Representations and Warranties True...........................................32
      Section 8.2      Performance...................................................................32
      Section 8.3      No Material Adverse Effect....................................................33
      Section 8.4      Officer's Certificate.........................................................33
      Section 8.5      Consents......................................................................33
      Section 8.6      No Proceedings, Injunctions, Etc..............................................33
      Section 8.7      Maloney Noncompetition Agreement..............................................33
      Section 8.8      Noncompetition Agreements.....................................................33
      Section 8.9      Maloney Employment Agreement..................................................33
      Section 8.10     Reed Employment Agreement.....................................................33
      Section 8.11     Services Agreement............................................................34
      Section 8.12     Good Standing; Certified Articles.............................................34
ARTICLE IX             POST-CLOSING COVENANTS........................................................34
      Section 9.1      General.......................................................................34
      Section 9.2      Litigation Support............................................................34
      Section 9.3      Tax Matters...................................................................34


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
      Section 9.4      Public Disclosure; Confidentiality............................................35
      Section 9.5      Cooperation with Initial Public Offering......................................35
ARTICLE X              INDEMNIFICATION...............................................................35
      Section 10.1     Indemnification by the Sellers................................................35
      Section 10.2     Indemnification by Purchaser..................................................36
      Section 10.3     Limitations of Indemnification Obligations....................................36
      Section 10.4     Survival of Representations, Warranties and Covenants.........................37
ARTICLE XI             TERMINATION...................................................................37
      Section 11.1     Termination of Agreement......................................................37
      Section 11.2     Effect of Termination.........................................................38
ARTICLE XII            MISCELLANEOUS.................................................................38
      Section 12.1     Fees and Expenses.............................................................38
      Section 12.2     Entire Agreement; Counterparts; Headings......................................38
      Section 12.3     Amendments....................................................................39
      Section 12.4     Taxes.........................................................................39
      Section 12.5     Governing Law; Consent to Jurisdiction; Service of Process....................39
      Section 12.6     Representation by Counsel.....................................................39
      Section 12.7     Assignment....................................................................39
      Section 12.8     Notices.......................................................................40
      Section 12.9     Severability..................................................................41
      Section 12.10    Specific Performance..........................................................41
      Section 12.11    Legal Fees and Expenses.......................................................41

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



                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), dated as of
May 12, 2000, is entered into by and among Medical Device Manufacturing, Inc. d/b/a Rivo Technologies, a Colorado corporation (the "Purchaser"), MER Acquisition Corporation, a Minnesota corporation (the "MergerSub"), Medical Engineering Resources, Ltd., a Minnesota corporation (the "Company"), and each of Thomas Maloney ("Maloney") and Betti Boers Maloney ("B. Maloney"), (Maloney and B. Maloney are hereafter individually referred to as a "Seller" and collectively referred to as the "Sellers").

                                    RECITALS

         A. The Boards of Directors of Purchaser, MergerSub, and the Company believe it is in the best interests of their respective companies and the stockholders of their respective companies that MergerSub and the Company combine into a single company through the merger of the Company with and into the MergerSub with the MergerSub being the surviving entity (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, all issued and outstanding shares of common stock of the Company, no par value per share (the "Company Common Stock"), shall be converted into the right to receive cash and shares of Class A-3 5% Convertible Preferred Stock of Purchaser (the "Convertible Preferred Stock") in the amounts and on the terms set forth herein.

         C. The Company, Purchaser, MergerSub and Sellers desire to make certain representations and warranties and other agreements in connection with the Merger.

         D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

         "Actions" shall mean any litigation and proceedings of any nature, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

         "Affiliate" of a Person shall mean any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

         "Articles of Merger" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Balance Sheet Date" shall have the meaning set forth in Section 4.6 of this Agreement.

         "Certificate of Designation" shall have the meaning set forth in
Section 2.6(b) of this Agreement.

         "Closing" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Closing Cash Payment" shall have the meaning set forth in Section 2.6(b) of this Agreement.

         "Closing Date" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Code" shall mean the meaning set forth in Recital D of this Agreement.

         "Company" shall have the meaning set forth in the initial paragraph of this Agreement.

         "Company Common Stock" shall have the meaning set forth in Recital B of this Agreement.

         "Convertible Preferred Stock" shall have the meaning set forth in Recital B of this Agreement.

         "Current Assets" shall mean all of the Company's cash on hand and deposit, deposits, prepaid expenses, commissions receivable and other current assets of the Company as may be agreed upon by the parties hereto.

         "Damages" shall mean, collectively, losses, Liabilities, Liens, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically response costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, damages or awards for property damage or personal injury, fines, penalties and costs for testing, remediation or cleanup costs, including those related to administrative review of site remediation.

         "Defined Benefit Plan" means a Plan that is or was a "defined benefit plan" as such term is defined in Section 3(35) of ERISA.

         "Dollars" and "$" shall mean United States dollars.

         "Due Diligence Period" shall have the meaning set forth set forth in
Section 6.5 of this Agreement.

         "Effective Time" shall have the meaning set forth in Section 2.2 of this Agreement.

         "Environment" shall mean the environment or natural environment as defined in any Environmental Laws, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata and any sewer system.

         "Environmental Claim" shall mean any litigation, proceeding, investigation, prosecution, order, citation, directive or notice (written or oral) by any Person alleging potential liability for Damages arising out of, based on or resulting from (a) the presence, release or threatened release into the Environment of any Hazardous Material at any location, whether or not owned or operated by the Company or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Damages thereunder.

         "Environmental Laws" shall mean all federal, state, district, and local laws, and all rules or regulations promulgated thereunder, or common law holdings, applicable to the Company relating to pollution or protection of the environment and shall include, without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "ESOP" means employee stock ownership plan within the meaning of
Section 4975(e)(7) of the Code.

         "Financial Statements" shall have the meaning set forth in Section 4.6 of this Agreement.

         "First Deferred Cash Payment" shall have the meaning set forth in
Section 2.6(c) of this Agreement.

         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

         "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

         "Hazardous Substances" shall mean and include, but not be limited to, any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead paint and radon, and any other substance or waste regulated, classified, listed, or defined under any Environmental Law.

         "Indebtedness" shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with prudent business practices and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any lease that must be capitalized under GAAP, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all guarantees by such Person of obligations of others.

         "Indemnifying Party" shall mean any Person or Persons required to provide indemnification under this Agreement.

         "Intellectual Property" shall mean all intellectual property rights used in or reasonably necessary for the business of the Company as currently conducted or as presently contemplated by the Company to be conducted, including all patents and patent applications, trademarks, trademark registrations and applications; service marks, service mark registrations and applications, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; trade names, copyrights, copyright registrations and applications; computer programs; product plans, technology, process engineering, drawings, schematic drawings, secret processes; proprietary knowledge, including without limitation, trade secrets, know-how, confidential confirmation, proprietary processes and formulae.

         "Investigation" shall mean any investigation of any nature by any Governmental Authority.

         "Invoice" and "Invoices" shall have the meaning set forth in Section
2.13 of this Agreement.

         "Knowledge" with respect to any particular representation or warranty contained in this Agreement, when used to apply to the "Knowledge" of the Company or the "Knowledge" of any of the Sellers and shall mean the actual knowledge or conscious awareness of the Sellers.

         "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, decrees, licenses, permits and bylaws of a Governmental Authority.

         "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         "Lien" shall mean any security interest, lien, superlien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of securities any put, call or similar right of a third party with respect to such securities.

         "Litigation" shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending against, affecting or brought by or against the any of the Sellers, the Company, the Company's present or former employees or independent contractors affiliated at any time with the Sellers or the Company.

         "Maloney Employment Agreement" shall have the meaning set forth in
Section 7.10 of this Agreement.

         "Maloney Noncompetition Agreement" shall have the meaning set forth in
Section 7.8 of this Agreement.

         "Manufacturers" shall have the meaning set forth in Section 2.13 of this Agreement.

         "Material Adverse Effect" shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate, a material adverse effect on or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of the Company taken as a whole, (b) the legality or enforceability against the Sellers of this Agreement, or (c) the ability of any Seller to perform his, her or its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Company would reasonably be expected to have $50,000 in the aggregate or more in Damages being asserted against, imposed upon or sustained by the Company shall constitute a Material Adverse Effect or change.

         "Material Contract" shall have the meaning set forth in Section 3.12(a) of this Agreement.

         "Maximum Indemnification Amount" shall have the meaning set forth in
Section 10.3(b) of this Agreement.

         "MBCA" shall mean the Minnesota Business Corporation Act, as amended.

         "Merger" shall have the meaning set forth in Recital A of this Agreement.

         "MergerSub" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Merger Consideration" shall mean the Closing Cash Payment, the Closing Stock Payment, the First Deferred Cash Payment and the Second Deferred Cash Payment.

         "Multiemployer Plan" means a "multiemployer plan" as such term is defined in Section 3(37) of ERISA.

         "Noncompetition Agreement" shall have the meaning set forth in Section
7.9 of this Agreement.

         "Noppert" shall mean Tim Noppert.

         "Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

         "Pension Plan" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

         "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by the Company;
(b) to which the Company contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

         "Pre-Closing Commissions" shall have the meaning set forth in Section
2.13 of this Agreement.

         "Purchaser" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Purchaser Indemnitee" shall have the meaning set forth in Section 10.1 of this Agreement.

         "Qualified Plan" means a Pension Plan that satisfies, or is intended by the Company to satisfy, the requirements for tax qualification described in
Section 401 of the Code.

         "Reed" shall mean Jim Reed.

         "Reed Employment Agreement" shall have the meaning set forth in Section
7.11 of this Agreement.

         "Release" shall mean any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

         "Revised Schedules" shall have the meaning set forth in Section 5.7(b) of this Agreement.

         "Schedule" shall mean the disclosure schedules delivered to Purchaser by the Company and the Sellers or by the Purchaser to the Company and the Sellers on or prior to the date of this Agreement.

         "Second Deferred Cash Payment" shall have the meaning set forth in
Section 2.6(c) of this Agreement.

         "Sellers" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "Services Agreement" shall have the meaning set forth in Section 7.12 of this Agreement.

         "Shareholders' Agreement" shall have the meaning set forth in Section
7.13 of this Agreement.

         "Sellers' Representative" shall mean Maloney.

         "Subscription Agreement" shall have the meaning set forth in Section 2.6(b) of this Agreement.

         "Surviving Corporation" shall have the meaning set forth in Section 2.1 of this Agreement.

         "Tail Commissions" shall have the meaning set forth in Section 2.14 of this Agreement.

         "Tax Returns" shall mean all returns, declarations, reports, forms, estimates, information returns, statements or other documents (including any related or supporting information) filed or required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

         Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Annexes, Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                                     MERGER

         Section 2.1 The Merger. At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement, the Articles of Merger attached hereto as EXHIBIT A (the "Articles of Merger") and the applicable provisions of the MBCA, the Company shall be merged with and into MergerSub, the separate corporate existence of the Company shall cease and MergerSub shall continue as the surviving corporation of the Merger. MergerSub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

         Section 2.2 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII below or at such other time as the parties agree (the "Closing Date"). In connection with the Closing, the parties shall cause the Merger to be consummated by filing the Articles of Merger with the Secretary of State of the State of Minnesota, in accordance with the relevant provisions of the MBCA (the time of such filing being the "Effective Time"). The Closing shall take place at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado, and at the offices of Moss & Barnett, A Professional Association, 4800 Norwest Center, 90 South 7th Street, Minneapolis, Minnesota, which Closing shall occur by overnight delivery and/or facsimile on such date, time and place as may be mutually agreed upon by the parties hereto.

         Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MBCA. At the Effective Time, all the property, rights, privileges, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 2.4 Articles of Incorporation; Bylaws.

                  (a) At the Effective Time, the Articles of Incorporation of MergerSub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the MBCA and the Articles of Incorporation.

                  (b) At the Effective Time, the Bylaws of MergerSub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the MBCA, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

         Section 2.5 Directors and Officers At the Effective Time, the directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of MergerSub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         Section 2.6 Surrender of Certificates; Issuance of Merger Consideration; Effect of Merger on Company Common Stock.

                  (a) At Closing, Sellers shall surrender to Purchaser certificates, properly endorsed for transfer or accompanied by duly executed stock powers, representing all of the issued and outstanding shares of Company Common Stock held by the Sellers immediately prior to the Effective Time as set forth on ANNEX I hereto. Each such certificate shall be delivered to canceled, and, simultaneously with such delivery and cancellation, the Merger Consideration into which such capital stock shall have been converted in the Merger shall be delivered to the persons entitled thereto under this Agreement. From and after the Effective Time, each certificate which prior to the Effective Time represented shares of capital stock of the Company shall be deemed to represent only the right to receive the Merger Consideration contemplated herein, and the Sellers shall cease to have any rights with respect to the shares of capital stock formerly represented thereby, except as otherwise provided herein or by law.

                  (b) At Closing, Purchaser shall deliver to the Sellers in the amounts set forth on ANNEX I hereto (i) cash in the amount of $250,000 (the "Closing Cash Payment"), by wire transfer of immediately available federal funds to Sellers' designated accounts and (ii) certificates duly registered in the names of the Sellers evidencing 26,456 shares of Convertible Preferred Stock (the "Closing Stock Payment") which Convertible Preferred Stock shall have a liquidation preference of $18.90 per share and shall have the other rights and preferences as set forth in the Certificate of Designation for the Convertible Preferred Stock attached hereto as EXHIBIT B (the "Certificate of Designation"). In conjunction with the issuance of Convertible Preferred Stock to Sellers, each Seller shall be required to execute a subscription agreement in the form attached hereto as EXHIBIT C (the "Subscription Agreement").

                  (c) On or before the first anniversary of the Closing Date, Purchaser shall deliver a payment of $175,000 plus interest at a rate of 10% per annum beginning on the Closing Date and until paid in full, by wire transfer of immediately available federal funds to Sellers, in accordance with their respective ownership of the Company Common Stock as set forth on ANNEX I (the "First Deferred Cash Payment"). On or before the second anniversary of Closing Date, Purchaser shall deliver a payment of $75,000 plus interest at a rate of 10% per annum beginning on the Closing Date and until paid in full, by wire transfer of immediately available federal funds to Sellers, in accordance with their respective ownership of the Company Common Stock as set forth on ANNEX I (the "Second Deferred Cash Payment"). In the event of any default of the payment of interest or principal when due under the provisions of this Section 2.6(c), the Sellers may give written notice thereof to Purchaser. In the event that any such default is not challenged in good faith or cured within sixty (60) days of receipt of such written notice, the Sellers may, at their option, declare the second installment of principal and interest due under this Section 2.6(c) immediately due and payable.

                  (d) At the Effective Time, and without any further action by any of the parties, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto.

         Section 2.7 Delivery of Merger Consideration; Closing Deliveries. At the Closing:

                  (a) Sellers shall deliver or cause to be delivered to Purchaser the following:

                           (i) certificates representing all issued and
outstanding shares of the Company Common Stock held by each Seller as set forth on ANNEX I duly endorsed by the appropriate Seller, for transfer to the Purchaser or accompanied by duly executed stock powers, in either case executed in blank and otherwise in a form acceptable for transfer on the books of the Company;

                           (ii) the certificates pursuant to Section 7.6;

                           (iii) the resignations of the Company's directors and
officers, pursuant to Section 7.7;

                           (iv) the stock books, stock ledgers, minute books and
corporate seals of the Company;

                           (v) as set forth in Section 7.15, a copy of the
certified charter, of the Company and a certificate of good standing;

                           (vi) the bylaws of the Company, along with
certificates executed by each Seller and the Secretary of the Company certifying that such copies are true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded;

                           (vii) any authorizations, consents or approvals
required pursuant to Section 7.4;

                           (viii) the Noncompetition Agreements, executed by
Reed, as set forth in Section 7.9;

                           (ix) the Maloney Noncompetition Agreement, executed
by Maloney, as set forth in Section 7.8;

                           (x) the Maloney Employment Agreement, executed by
Maloney, as set forth in Section 7.10;

                           (xi) the Reed Employment Agreement, executed by Reed,
as set forth in Section 7.11;

                           (xii) the Services Agreement, executed by Noppert, as
set forth in Section 7.12;

                           (xiii) joinders to the Shareholders' Agreement, as
set forth in Section 7.13;

                           (xiv) the Subscription Agreements, executed by each
Seller and

                           (xv) the Articles of Merger signed on behalf of the
Company.

                  (b) Purchaser shall deliver or cause to be delivered to the Sellers the following:

                           (i) the Cash Closing Payment;

                           (ii) the Closing Stock Payment;

                           (iii) the certificate pursuant to Section 8.4;

                           (iv) as set forth in Section 8.12, a copy of the
certified articles of incorporation of the Purchaser and a certificate of good standing;

                           (vi) the bylaws of the Purchaser, along with a
certificate executed by the Secretary of the Purchaser certifying that such copies are true, correct and complete, and that such bylaws were duly adopted and have not been amended or rescinded;

                           (vi) any authorizations, consents and approvals
required pursuant to Section 8.5;

                           (viii) the Noncompetition Agreement, executed by the
Purchaser, as set forth in Section 8.8;

                           (ix) the Maloney Noncompetition Agreement, executed
by the Purchaser, as set forth in Section 8.7;

                           (x) the Maloney Employment Agreement and Reed
Employment Agreement, executed by the Purchaser, as set forth in Sections 8.9 and 8.10, respectfully;

                           (xi) the Services Agreement, executed by the
Purchaser, as set forth in Section 8.11; and

                           (xi) the Articles of Merger, duly executed by the
MergerSub.

         Section 2.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

         Section 2.9 Intended Tax Consequences. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The Company and Sellers shall be solely responsible for all tax planning, and for obtaining advice with respect to the federal and state income tax consequences to the Company and Sellers of the Merger and all related transactions. The Company and the Sellers are not relying on Purchaser, MergerSub or any advisors to Purchaser or MergerSub for any tax advice with respect to the Merger or related transactions, and shall have no claim against Purchaser, MergerSub, or any officers, directors, employees or advisors of Purchaser with respect to any tax consequences of the Merger or any related transactions. Purchaser and MergerSub shall be solely responsible for all tax planning, and for obtaining advice with respect to the federal and state income tax consequences to Purchaser and MergerSub of the Merger and all related transactions. Purchaser and MergerSub are not relying on the Company, Sellers or any advisors to the Company and Sellers for any tax advice with respect to the Merger or related transactions, and shall have no claim against the Company and Sellers, or any officers, directors, employees or advisors of the Company with respect to any tax consequences of the Merger or any related transactions.

         Section 2.10 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest (a) the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and MergerSub or (b) the Sellers with the Merger Consideration as described in Sections 2.6 and 2.7, the officers and directors of the Company, Purchaser and MergerSub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

         Section 2.11 Withholding. Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable state, local or foreign tax laws. To the extent that amounts are so withheld by the Surviving Corporation or Purchaser, as the case may be, such withheld amounts shall, to the extent properly remitted and reported to the applicable taxing authorities, be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.

         Section 2.12 Distribution of Current Assets. Sellers shall be entitled to withdraw from the Company all Current Assets existing as of the Closing Date provided that sufficient assets remain in the Company to satisfy any current liabilities and Indebtedness of the Company as of the Closing Date. As of the Closing Date and after giving effect to the preceding sentence, if and to the extent that current liabilities or Indebtedness of the Company exceeds Current Assets, Sellers shall promptly pay or cause the payment of such excess current liabilities or Indebtedness or pay or cause to be paid to Purchaser in currently available federal funds the amount equal to such excess Indebtedness.

         Section 2.13 Pre-Closing Commissions Receivable. The parties hereto acknowledge and agree that the Company is a manufacturers' representative and has entered into agreements with the manufacturers identified on Schedule 3.12 (the "Manufacturers") pursuant to which such Manufacturers pay commissions to the Company for soliciting purchase orders for such

Manufacturers' products from the customers of such Manufacturers. In connection with the sale of products by such Manufacturers to their customers, such Manufacturers will issue invoices to their customers reflecting the purchase price for the products sold by such Manufacturers to their customers (individually a "Invoice" and collectively the "Invoices"). Ordinarily, such Manufacturers pay commissions to the Company for purchase orders solicited by the Company from such Manufacturers' customers when the Manufacturers receive payment from such customers on the corresponding Invoices. Notwithstanding any other provision of this Agreement to the contrary, the parties hereto acknowledge and agree that all commissions received by the Purchaser, the Surviving Corporation and/or their respective Affiliates after the Closing from the Manufacturers with respect to any Invoice or Invoices bearing a date on or before the Closing Date (the "Pre-Closing Commissions") shall be handled as follows:

                  (a) From and after the Closing Date and until such time as Purchaser determines otherwise, all Manufacturers shall be permitted to continue to pay Pre-Closing Commissions with checks payable to the order of the Company which shall be mailed to the Sellers at the Company's current address in Lakeville, Minnesota. Upon receipt of such commission checks, the Sellers shall promptly forward the same to Purchaser and process the accompanying reports from the Manufacturers in their historic fashion and generate a monthly report and forward to Purchaser each completed monthly report. In the absence of an error in the Sellers' reports, the Purchaser shall pay or cause the payment of the amount specified in such reports to Maloney, Reed and Noppert in accordance the next regularly scheduled payroll disbursement.

                  (b) Unless otherwise specified by the Sellers, Reed shall be entitled to (i) fifty percent (50%) of all such Pre-Closing Commissions received from the Manufacturers on sales by such Manufacturers to customers located in the State of Minnesota assigned to Reed and (ii) forty percent (40%) of any such Pre-Closing Commissions received from the Manufacturers on sales by such Manufacturers to customers located in the United States outside of the State of Minnesota assigned to Reed.

                  (c) Unless otherwise specified by the Sellers, Noppert shall be entitled to eighty percent (80%) of all such Pre-Closing Commissions received from the Manufacturers with respect to sales by such Manufacturers to their customers located in Europe.

                  (d) Unless otherwise specified by the Sellers, Maloney shall be entitled to (the balance of all Pre-Closing Commissions.

         Section 2.14 Tail Commissions. The parties hereto acknowledge and agree that the Purchaser may elect to terminate the agreements between the Company and any one or more of the Manufacturers contemporaneously with or following the Closing. Conversely, the parties hereto acknowledge and agree that one or more of such Manufacturers may elect to terminate such agreements contemporaneously with or following the Closing. Notwithstanding any other provision of this Agreement to the contrary, the parties hereto acknowledge and agree that all commissions and other compensation received by Purchaser, the Surviving Corporation and/or their respective Affiliates after the Closing from any Manufacturers whose agreements with the Company are terminated by Purchaser, the Surviving Corporation and/or by such Manufacturers on or within thirty (30) days after the Closing Date with respect to any Invoice or Invoices bearing a date after the Closing Date and/or in connection with or as a result of the termination of such agreement (the "Tail Commissions") shall be handled as follows:

                  (a) The processing of commission checks and reports with respect to the Tail Commissions shall be handled in a manner consistent with those related to the Pre-Closing Commissions in Section 2.13(a) above.

                  (b) Unless otherwise specified by the Sellers, Reed shall be entitled to (i) fifty percent (50%) of all such Tail Commissions received from the Manufacturers on sales by such Manufacturers to customers located in the State of Minnesota assigned to Reed and (ii) forty percent (40%) of any such Tail Commissions received from the Manufacturers on sales by such Manufacturers to customers located in the United States outside of the State of Minnesota assigned to Reed.

                  (c) Unless otherwise specified by the Sellers, Noppert shall be entitled to eighty percent (80%) of all such Tail Commissions received from the Manufacturers with respect to sales by such Manufacturers to their customers located in Europe.

                  (d) Unless otherwise specified by the Sellers, Maloney shall be entitled to the balance of all Tail Commissions.

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

         The Company and each of the Sellers jointly and severally represent and warrant to the Purchaser as set forth in this Article III.

         Section 3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has no subsidiaries, and does not have a direct or indirect ownership interest in any Person. The Company is qualified to do business in the jurisdictions set forth in Schedule 3.1. The Company has the power and authority (corporate and otherwise) to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business makes such qualification necessary and in which the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect. The Sellers have delivered to the Purchaser complete and correct copies of the Company's Articles of Incorporation and bylaws and all amendments thereto as of the date hereof.

         Section 3.2 Ownership of Shares. All issued and outstanding shares of Company Common Stock are owned by the Sellers free and clear of all Liens, other than statutory pre-emptive rights and the restrictions imposed by federal and state securities laws. ANNEX I sets forth the name of each Person owning shares of Company Common Stock and the amount of shares owned by such Person. Other than the shares of Company Common Stock held by the

Sellers, all of which are set forth and accounted for in ANNEX I, there are no shares of capital stock of the Company issued or outstanding. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire good title to the shares of Company Common Stock free and clear of all Liens other than statutory pre-emptive rights and the restrictions on subsequent transfers imposed by federal and state securities laws. To the extent any such statutory pre-emptive rights are applicable to the transaction contemplated herein, Sellers expressly waive such statutory pre-emptive rights.

         Section 3.3 Authorization, Etc. The Company and each of the Sellers has full power and authority to execute, deliver and perform their obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Company and each of the Sellers has duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings or other action on the part of the Company or any of the Sellers are necessary to approve and authorize the execution, delivery and performance by the Company and each of the Sellers of this Agreement and the documents and instruments contemplated hereby or the consummation by the Company and the Sellers of the transactions contemplated hereby or thereby. This Agreement constitutes a legal, valid and binding agreement of the Company and each of the Sellers, enforceable against the Company and each of the Sellers in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.4 No Conflict. Except as set forth in Schedule 3.4, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Company or the Sellers pursuant hereto, nor the consummation by the Company or the Sellers of the transactions contemplated hereby or thereby, nor compliance by the Company or the Sellers with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Company, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Company's assets or properties pursuant to, any of the terms, conditions or provisions of any material contractual obligation of the Company, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company or the Sellers or to which any of their properties or assets may be bound, (d) require the consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or (e) result in triggering of any right of first refusal or other right under any agreement to which the Company or the Sellers is a party.

         Section 3.5 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, no par value per share, of which

200 shares are issued and outstanding and owned by the Sellers. There are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of Company Common Stock, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights, other than statutory pre-emptive rights which Sellers have waived to the extent applicable to the transaction contemplated herein.

         Section 3.6 Financial Statements. The Company has delivered to the Purchaser the Company's unaudited and internally generated balance sheet at December 31, 1999 and the related unaudited and internally generated statement of income and cash flow for the fiscal year then ended. Such financial statements are in accordance with the books and records of the Company (which books and records are correct and complete), correct and complete in all material respects, and fairly present the financial position of the Company and its results of operations as of and for the periods indicated. Such financial statements have not been prepared in accordance with GAAP and have only been prepared in connection with the preparation of tax returns for the Company and Sellers.

         Section 3.7 Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since December 31, 1999 (a) the Company has conducted its business only in the ordinary course and consistent with past practice, (b) there has not been any developments or events which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) and except as contemplated in this Agreement, there has not been (i) any change by the Company in accounting methods, principles or practices except as required by a change in GAAP, (ii) any sales, disposals or encumbrances of any material asset or property of the Company, (iii) any entry into any commitment, understanding or agreement which would require any expenditure in excess of $2,500 by the Company during the entire term thereof or which would require the expenditure of money or the acquisition of assets or the performance of services for a period of more than one year from the date thereof, (iv) any purchase, redemption or other acquisition, or the entry into any commitment, undertaking or agreement to purchase, redeem or otherwise acquire, any shares of the outstanding capital stock of the Company, (v) any sale, issuance or other disposition of, or the entry into any commitment, understanding or agreement to sell, issue or otherwise dispose of, any shares of the capital stock of the Company or any other securities of the Company or (vi) any payment of any bonuses or premiums or increases in the rate or amount of compensation (including commissions) or benefits (including insurance and pension benefits) provided to any employee, agent, officer, director or the Company or any Seller.

         Section 3.8 No Undisclosed Liabilities. The Company has no Liabilities that would be material to the Company taken as a whole, except for such Liabilities as (a) are set forth on Schedule 3.8 hereto, (b) are reflected on the Company's balance sheet as of December 31, 1999 or (c) were incurred since December 31, 1999 in the ordinary course of business consistent with past and prudent business practices and which individually and in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

         Section 3.9 Property; Assets; Inventory; Real Property.

                  (a) The Company owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets necessary or otherwise material to the conduct of its business. The Company has good and marketable title to all assets reflected on the balance sheet as of December 31, 1999 or acquired since December 31, 1999, free and clear of all Liens, other than immaterial assets disposed of since the December 31, 1999 in the ordinary course of business consistent with past and prudent business practices. Such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses. The Company's owns no inventory.

                  (b) Schedule 3.9(b) sets forth as of the date hereof, a complete and accurate list of all furniture, equipment, automobiles and all other tangible personal property owned by, in the possession of, or used by the Company in connection with its business as currently conducted which have an initial book value of $500 or more per item and which are not listed on Schedule 3.9(c). No such tangible personal property is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any liens or encumbrances, or is located other than in the possession of the Company.

                  (c) Schedule 3.9(c) sets forth the office equipment and other property and assets of the Company that has an initial book value of $100 or more per item and that shall be transferred to the Sellers immediately prior to the Closing Date.

                  (d) The Company owns no real property. In the case of leased real property, Schedule 3.9(d) sets forth the lessor, rental rate, lease term, expiration date and existence of a renewal option. The Sellers have delivered to the Purchaser correct and complete copies of the written leases and subleases, and in the case of oral leases and subleases, written summaries thereof, listed in Schedule 3.9(d), as such leases or subleases have been amended to date. For each leased property, the lease or sublease is in full force and effect and will remain in full force and effect on identical terms after the Closing, without the need to obtain the consent of any party thereto.

         Section 3.10 Intellectual Property. Schedule 3.10 sets forth all Intellectual Property rights used in the business of the Company as currently conducted. The Company owns or has a valid right to use, sell and license the Intellectual Property set forth on Schedule 3.10 free and clear of all Liens. To the Knowledge of the Company and the Sellers, the Intellectual Property listed on Schedule 3.10 does not infringe upon the rights owned or controlled by any third party and to the Knowledge of the Company and the Sellers no third party is infringing upon any of the Intellectual Property.

         Section 3.11 Tax Matters.

                  (a) The Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and continues to be an S corporation until its S status terminates as a result of the Closing. The Company has not in the past 10 years (i) acquired assets from another corporation in a transaction in which the Company's tax basis for the acquired assets was determined in whole or in part by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation.

                  (b) The Company has timely filed with the appropriate governmental agencies complete and accurate Tax Returns required to be filed by it in respect of all applicable Taxes of the Company required to be paid through the date hereof, and will timely file any such Tax Return required to be filed by it prior to the Closing Date with respect to all applicable Taxes required to be paid through the Closing Date. All such Tax Returns were prepared in compliance with applicable law and all Taxes due pursuant thereto (whether or not shown as due on any Tax Return) have been paid. In addition, all Taxes due (whether or not shown on any Tax Return), prior to the Closing Date for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity, have been paid on a timely basis, or an adequate reserve has been established therefor. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. To the Knowledge of the Company and the Sellers, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (c) The Company has withheld and paid all Taxes that the Company is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  (d) To the Knowledge of the Sellers, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Company, either (i) claimed or raised by any authority delivered to the Company in writing or (ii) based upon personal contact by either of the Sellers with any agent of such authority.

                  (e) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, and no power of attorney granted by the Company with respect to any Tax matter is currently in force.

         Section 3.12 Material Contracts.

                  (a) Schedule 3.12 lists (without duplication) each of the following contracts and other agreements (or, in the case of oral contracts, summaries thereof) to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject (such contracts and agreements being "Material Contracts"):

                           (i) any advertising, market research and other
marketing agreements;

                           (ii) any employment, severance, noncompetition,
consulting or other agreements of any nature with any current or former stockholder, partner, officer or employee of the Company or any Affiliate of any of such Persons;

                           (iii) any agreements relating to the making of any
loan or advance by the Company;

                           (iv) any agreements providing for the indemnification
by the Company of any Person;

                           (v) any agreements with any Governmental Authority
except those entered into in the ordinary course of business which are not material to the Company;

                           (vi) any contracts, agreements and other arrangements
for the sale of assets or for the furnishing of services, goods or products by or to the Company, including supply agreements, (A) with firm commitments having a value in excess of $2,500 or (B) having a term which is greater than six months and which is not terminable by the Company on less than 90 days' notice without the payment of any termination fee or similar payment;

                           (vii) any broker, distributor, dealer, representative
or agency agreements;

                           (viii) any agreements (including settlement
agreements) currently in effect pursuant to which the Company licenses the right to use any Intellectual Property to any Person or from any Person, and research and development agreements;

                           (ix) any confidentiality agreements entered into by
the Company during the period commencing five years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company was restricted from providing information to third parties;

                           (x) any joint venture, partnership or similar
documents or agreements;

                           (xi) any agreements that limit or purport to limit
the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets;

                           (xii) any agreements that impose noncompetition
requirements or exclusive dealing requirements on the Company or that restrict or purport to restrict the inventory that may be sold by the Company or the type of customer to which the Company is permitted to sell goods or services; and

                           (xiii) all other agreements, contracts or commitments
not made in the ordinary course of business which are material to the Company.

                  (b) Each Material Contract is legal, valid and binding on and enforceable against the Company and the other parties thereto and is in full force and effect. Upon consummation of the transactions contemplated by this Agreement, to the Knowledge of the

Sellers, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. The Company is not (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of the Sellers, no other party thereto is in material breach of, or material default under, any Material Contract. The Company has not received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been delivered to Purchaser.

         Section 3.13 Relationship with Manufacturers & Customers. To the Knowledge of the Sellers, except as set forth in Schedule 3.13, the Company currently has good relationships with the manufacturers it represents and its customers. The Company currently is not in dispute with any current or former manufacturer represented by the Company or any customer of the Company, and since December 31, 1997, no manufacturer represented by or customer of the Company has notified the Company that it will stop doing business, or reduce its business, with the Company, the cessation or reduction of which business would have a Material Adverse Effect. Schedule 3.13 lists the ten (10) largest (in terms of dollar volume) customers of and manufacturers represented by the Company during each of the three (3) immediately preceding fiscal years of the Company. The Company has not entered into any contract or other agreement that imposes noncompetition requirements or exclusive dealing requirements on the Company or that restricts or purports to restrict the inventory that may be sold by the Company or the type of customer to which the Company is permitted to sell goods or services.

         Section 3.14 Bank Accounts. Schedule 3.14 sets forth all bank accounts maintained by the Company.

         Section 3.15 Employees. Except as set forth in Schedule 3.15, to the Knowledge of the Sellers, no executive, key employee or group of employees has any plans to terminate employment with the Company. All of the Company's current procedures, policies and training practices with respect to employee matters, including, without limitation, those relating to the hiring and termination of employees, conform with applicable Laws to which the Company is subject, except for any such nonconformance that would not result in a Material Adverse Effect. Except as set forth on Schedule 3.15, no offer has been made to any employee of the Company to purchase from or sell to any such employee any portion of the capital stock or assets of the Company, nor has any discussion taken place regarding such a transaction or any similar transaction.

         Section 3.16 Employee Benefits.

                  (a) Except as set forth on Schedule 3.16, the Company does not
(i) maintain nor ever has maintained any Plan or Other Arrangement, (ii) is or ever has been a party to any Plan or Other Arrangement or (iii) has obligations under any Plan or Other

Arrangement. No Plan is a Multiemployer Plan. No Plan is an ESOP. No Plan is a Defined Benefit Plan. The Company has, or will by the Closing date have, made all contributions and other payments required by and due on or before the Closing Date under the terms of each Plan and Other Arrangement and has taken no action (including, without limitation, actions required by Law) relating to any Plan or Other Arrangement that will increase Purchaser's, MergerSub's or the Company's obligations under any Plan or Other Arrangement. Except for the Company's Money Purchase and Profit Sharing Plan and continuation coverage required by law, no Plan is promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of the Company. The Company has furnished or made available to the Purchaser copies of each Plan or Other Arrangement.

                  (b) The Company and Sellers have complied with all applicable provisions of the Code, ERISA, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Securities Act, the Securities Exchange Act of 1934, and all other Laws pertaining to the Plans, Other Arrangements and other employee or employment related benefits, and all premiums and assessments relating to all Plans or Other Arrangements. The Company and Sellers have no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) or for any arrearages of wages. The Company and Sellers have no pending unfair labor practice charges, contract grievances under any collective bargaining agreement, other administrative charges, claims, grievances or lawsuits before any court, Governmental Agency, regulatory body, or arbiter arising under any Law governing any Plan, and there exist no facts that could give rise to such a claim. The Company and Sellers have (i) filed or caused to be filed all returns and reports on the Plans and Other Arrangements that they are required to file and (ii) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports.

                  (c) Schedule 3.16 sets forth a list of all Qualified Plans. All Qualified Plans and any related trust agreements or annuity agreements (or any other funding document) comply and have complied with ERISA, the Code (including, without limitation, the requirements for Tax qualification described in Section 401 thereof), and all other Laws. The trusts established under such Plans are exempt from federal income taxes under Section 501(a) of the Code. The Company and Sellers have received determination letters issued by the IRS with respect to each Qualified Plan, and Sellers have furnished to Purchaser true and complete copies of all such determination letters and all correspondence relating to the applications therefor. All statements made by or on behalf of the Company or Sellers to the IRS in connection with applications for determinations with respect to each Qualified Plan were true and complete when made and continue to be true and complete. Nothing has occurred since the date of the most recent applicable determination letter that would adversely affect the tax-qualified status of any Qualified Plan.

                  (d) No Plan or Other Arrangement, individually or collectively, provides for any payment by Seller or the Company to any employee or independent contractor that is not deductible under Section 162(a)(1) or 404 of the Code or that is an "excess parachute payment" pursuant to Section 280G of the Code.

         Section 3.17 Environmental Compliance. The Company is in compliance with, and has no Liability under, the Environmental Laws (and such compliance includes, but is not limited to, the possession by Company of all permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof). There are no existing or pending, or to the Knowledge of the Sellers, threatened, claims, suits, orders, actions, lawsuits, legal proceedings or other proceedings based on, and neither the Company nor the Sellers nor any officer or director of the Company has directly or indirectly received any formal or informal notice of any Environmental Claims against the Company or any person or entity whose liability for any Environmental Claims the Company has assumed or retained either contractually or by operation of law arising under Environmental Laws. There have been no spills or Releases of Hazardous Substances at any of the facilities owned, operated or leased by the Company, nor any spills or Releases at any property formerly owned, operated, or leased by the Company during the period of such ownership, operation, or tenancy. There are no consent decrees, consent orders, judgments, judicial or administrative orders, or Liens relating to any Environmental Laws which regulate, obligate, or bind the Company.

         Section 3.18 Litigation and Claims, Compliance with Laws. The Company is not subject to any judgment, injunction, order or arbitration decision and there is no Litigation pending or to the Knowledge of the Company or the Sellers threatened against the Company. There is no Litigation which would affect Sellers' ability to perform their obligations hereunder. The Company has complied and is in compliance with all Laws applicable to the Company and its business except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.18, the Company holds all material licenses, permits and other authorizations of Governmental Authorities necessary to conduct its business as now being conducted or, under currently applicable Laws, to continue to conduct its business as now being conducted, including current notice of business activities reports with the appropriate Governmental Authorities of the States of Indiana, Minnesota or New Jersey, as applicable. Such licenses, permits and other authorizations as aforesaid held by the Company are valid and in full force and effect, and there are no (a) Actions pending, or to the Knowledge of the Sellers, threatened or (b) to the Knowledge of the Sellers, Investigations pending or threatened that could reasonably be expected to result in the termination, impairment or nonrenewal thereof.

         Section 3.19 Affiliate Transactions; Competing Businesses. Schedule
3.19 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between the Company, on the one hand, with or for the benefit of any current or former shareholder, partner, officer or other Affiliate of the Company or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest. All debts of any Sellers or the Company's officers or the respective Affiliates of the Company to the Company are reflected on Schedule 3.19. The Sellers have no direct or indirect interest of any nature whatever in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the business of the Company.

         Section 3.20 Brokers, Finders, Etc. Neither the Company nor the Sellers have employed, or are subject to the valid claim of, nor has the Company or the Sellers incurred any Liability that would be payable by the Company, for any brokerage, finder's or other fees or commissions of any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

         Section 3.21 Other Information. No representation or warranty of the Company or the Sellers in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Company or the Sellers to Purchaser pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Sellers as follows:

         Section 4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. The Purchaser has the power and authority (corporate and otherwise) to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership, lease or operation of its property or the conduct of its business makes such qualification necessary and in which the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of the Purchaser taken as a whole. The Purchaser has delivered to the Sellers complete and correct copies of the Purchaser's Articles of Incorporation and all amendments thereto as of the date hereof. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         Section 4.2 Authorization, Etc. The Purchaser and MergerSub each have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and the documents and instruments contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Purchaser and MergerSub have each duly approved and authorized the execution and delivery of this Agreement and the documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and no other corporate proceedings or other action on the part of the Purchaser or MergerSub are necessary to approve and authorize the execution, delivery and performance by the Purchaser and MergerSub of this Agreement and the documents and instruments contemplated hereby and the consummation by Purchaser and MergerSub of the transactions contemplated hereby and thereby. This Agreement constitutes a legal, valid and binding agreement of Purchaser and MergerSub, enforceable against Purchaser and MergerSub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 Brokers' Fees. Neither Purchaser nor MergerSub has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated. Purchaser is obligated for that certain transaction fee payable to KRG Capital Partners, LLC.

         Section 4.4 Capital Stock. As of the date hereof, the authorized capital stock of Purchaser consists of (a) 30,000,000 shares of common stock, par value $0.01 per share, of which 150,000 shares of voting common stock are issued and outstanding and 0 shares of non-voting convertible common stock are issued and outstanding and (b) 20,000,000 shares of preferred stock, par value $0.01 per share, of which (i) 2,500,000 shares have been designated as Class A-1 5% Convertible Preferred Stock of which 868,372 shares are issued and outstanding (ii) 1,400,000 shares have been designated as Class A-2 5% Convertible Preferred Stock of which 1,125,000 shares are issued and outstanding and (iii) 300,000 shares have been designated as Class B-1 Preferred Stock of which 300,000 shares are issued and outstanding. Except for warrants issued to Banc of America Commercial Finance Corporation for 88,656 shares of non-voting convertible common stock and except for the restrictions contained in the Shareholders' Agreement, there are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any capital stock of Purchaser, including any rights of conversion or exchange under any outstanding securities or other instruments. All outstanding shares of capital stock have been validly issued and are fully paid, nonassessable and free of preemptive or similar rights. Purchaser is in the process of adopting a stock option plan that will result in the reservation of up to ten percent (10%) of the Purchaser's voting common stock.

         Section 4.5 No Conflict. Except as set forth in Schedule 4.5, neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Purchaser or MergerSub pursuant hereto, nor the consummation by the Purchaser and MergerSub of the transactions contemplated hereby or thereby, nor compliance by the Purchaser and MergerSub with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or similar organizational documents of the Purchaser or MergerSub, as applicable, (b) constitute a change in control under or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Purchaser's assets or properties pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Purchaser or MergerSub or to which any of their respective properties or assets may be bound, (d) require the consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or (e) result in triggering any right of first refusal or other right under any agreement to which the Purchaser or MergerSub is a party.

         Section 4.6 Financial Statements. Except as set forth on Schedule 4.6, when delivered in accordance with this Agreement, Purchaser's financial statements, which will be the audited and reviewed financial statements (the "Financial Statements") as of and through December 31, 1999 (the "Balance Sheet Date") shall be (a) prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, (b) present fairly the financial condition and results of operations of Purchaser and its wholly-owned subsidiary as of the dates and for the periods specified therein, (c) be correct and complete in all material respects and (d) be consistent with the books and records of Purchaser (which books and records are and will be correct and complete).

         Section 4.7 Absence of Certain Changes or Events. Except as set forth on Schedule 4.7, since the Balance Sheet Date (a) the Purchaser and its Affiliates have conducted their respective businesses only in the ordinary course and consistent with past practice and (b) there has not been any developments or events which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of the Company and its Affiliates, taken as a whole.

         Section 4.8 No Undisclosed Liabilities. Neither the Purchaser nor any of its Affiliates have any Liabilities that would be material to the Purchaser taken as whole, except for such Liabilities as (a) are set forth on Schedule 4.8 hereto, (b) are reflected on the Financial Statements or (c) were incurred since the Balance Sheet Date in the ordinary course of business consistent with past and prudent business practices and which individually and in the aggregate have not had and could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of the Purchaser and its Affiliates taken as a whole.

         Section 4.9 Other Information. No representation or warranty of the Purchaser in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Purchaser to the Sellers pursuant to this Agreement, nor the exhibits and schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
            THE SELLERS' AND THE COMPANY'S OBLIGATIONS BEFORE CLOSING

         The Sellers and the Company covenant that from the date of this Agreement until the Closing:

         Section 5.1 General. Each of the Sellers and the Company will use his or its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VII below).

         Section 5.2 Access. Commencing on the date of the execution of this Agreement and continuing for the shorter of thirty (30) days or until the Closing Date, Purchaser and its counsel, accountants and other representatives shall have access during business hours of the Company to all properties, books, accounts, records, contracts and documents of or relating to the Company. The Sellers and the Company shall furnish or cause to be furnished to Purchaser and its lenders and their representatives all data and information in Sellers' possession, custody or control concerning the business, finances and properties of the Company that may reasonably be requested to complete its due diligence review pursuant to Section 6.1 of this Agreement.

         Section 5.3 Operation of Business. The Company will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and, except as expressly contemplated by this Agreement, shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that vary materially from those methods used by the Company as of the date of this Agreement. Without limiting the generality of the foregoing, except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, the Sellers will not cause or permit the Company to (a) redeem, purchase or otherwise acquire any of its capital stock or (b) otherwise engage in any practice, take any action or enter into any transaction of the type described in Section 3.7 above, in each case other than in the ordinary course of business consistent with past and prudent business practices. Notwithstanding the foregoing, from and after the date of this Agreement, (x) the Company may continue to make distributions of cash to the Sellers; provided, however, that such distributions shall not cause the Company's assets to exceed current liabilities or Indebtedness and (y) the Company may distribute to the Sellers the office equipment and other property and assets described in Section 3.9(c) of this Agreement.

         Section 5.4 Preservation of Business; Insurance. Except as contemplated by this Agreement, the Sellers will cause the Company to, and the Company will, keep its business and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, lessees, licensors, licensees, suppliers, customers and employees, and to continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

         Section 5.5 Notices and Consents. The Sellers will use commercially reasonable efforts to cause the Company to, and the Company will, use its commercially reasonable efforts to obtain any third-party consents, including, without limitation, the consent of lessors and sublessors, necessary to consummate the transactions contemplated hereby.

         Section 5.6 Exclusivity. Until the earliest of (a) the date of Closing, or (b) the termination (for whatever reason) of this Agreement, neither the Company nor the Sellers shall solicit, initiate or encourage any other bids for the sale of all or any portion of the equity or assets of the Company or enter into any other negotiations for the sale of all or any portion of the equity or assets of the Company without the written consent of Purchaser. The Sellers will notify

Purchaser immediately if any person makes any proposal, inquiry or contact with respect to any of the foregoing.

         Section 5.7 Delivery of Schedules; Notice of Developments; Update of Schedules.

                  (a) The Sellers will give prompt written notice to Purchaser of any development causing a breach of any of the representations and warranties in Article III above. No disclosure by the Sellers pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Schedules, unless set forth in the Revised Schedules (as defined below) in accordance with and subject to the terms of subparagraph (b) of this Section 5.7, or to prevent or cure any misrepresentation or breach of warranty; provided, however, if Purchaser determines not to terminate this Agreement pursuant to Section 11.1 and to consummate the transactions contemplated hereby despite the existence of a misrepresentation or breach of warranty of which Purchaser has been informed in writing by the Sellers, the facts giving rise to such misrepresentation or breach may be set forth in the Revised Schedules (as defined below) at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misrepresentation or breach of warranty.

                  (b) At least five business days prior to the Closing Date, the Sellers shall deliver to Purchaser revised Schedules (the "Revised Schedules") which shall amend and revise the Schedules to reflect events or developments which have occurred since the date hereof to the date of delivery of the Revised Schedules and would have been appropriate subject matter for the Schedules in accordance with representations and warranties set forth in Article III. Notwithstanding anything herein to the contrary, the Revised Schedules are not intended and shall not be used or interpreted to correct misstatements or omissions in the Schedules as of the date of execution of this Agreement unless Purchaser determines not to terminate this Agreement pursuant to Section 11.2 and to consummate the transactions contemplated hereby despite the existence of such misstatements or omissions in the Schedules of which Purchaser has been informed in writing by the Sellers, in which case the facts giving rise to such misstatements or omission may be set forth in the Revised Schedules at Closing and such disclosure shall be deemed to amend or supplement the Schedules for purposes of curing such misstatements or omission.

         Section 5.8 Confidentiality. The Sellers and the Company agree that Sellers, the Company and its officers and directors and other representatives of the Sellers and the Company shall hold in strict confidence, and shall not use to the detriment of Purchaser, (a) any data or information with respect to the business of Purchaser obtained in connection with this transaction or Agreement, or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, the Sellers will return to Purchaser all data and information that Purchaser may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to the Sellers in connection with this transaction. The foregoing shall not preclude the Sellers or the Company from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of the Sellers or the Company in violation of this Agreement or (y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, the Sellers or the Company will give Purchaser prior written notice of the nature of the required disclosure.

         Section 5.9 Company Obligations; Affiliate Agreements.

                  (a) Except as contemplated by Section 6.8, at or prior to the Closing, Sellers shall, and the Sellers shall cause each of their respective Affiliates to, repay any Indebtedness or other amounts owing from such Persons to the Company.

                  (b) Prior to the Closing, Sellers shall cause all agreements between any Sellers or their Affiliates, on the one hand, and the Company, on the other hand to be terminated in all respects such that there is no liability thereunder on the part of the Company. The Sellers agree to indemnify Purchaser for any cost or expense incurred in connection with the obligations specified in this Section 5.9.

         Section 5.10 Due Diligence. The parties agree that Sellers shall conduct a due diligence investigation of the Purchaser and its Affiliates (including, without limitation, a review of the information, documents and other matters identified on the schedules or delivered pursuant to the terms of this Agreement) which commenced upon the signing of the letter of intent and shall be completed by Sellers prior to the expiration of the Due Diligence Period (as defined below).

         Section 5.11 Termination of ERISA Plans. Prior to the Closing Date, the Sellers shall cause the Company to and the Company shall (a) provide notice of termination pursuant to ERISA 204(h) to all participants of the Company's Money Purchase Plan, (b) adopt a resolution terminating its Money Purchase Plan, which resolution shall be effective no sooner than fifteen (15) days after proper notice is given to Money Purchase Plan participants pursuant to ERISA 204(h),
(c) adopt a resolution terminating its Profit Sharing Plan (together with the Money Purchase Plan, the "Retirement Plans"), which resolution shall be effective at least one day prior to the Closing Date and (d) contribute to its Retirement Plans all employee deferrals and any related matching or other employer contributions necessary or required to maintain the tax qualified status of the Retirement Plans and any contributions required pursuant to the terms of the Retirement Plans through the date of termination thereof. Notwithstanding anything to the contrary herein, Sellers shall indemnify Purchaser and the Surviving Corporation for all contributions due pursuant to the Retirement Plans and all Damages resulting from the termination of the Retirement Plans, including failure to terminate the Retirement Plans in accordance with ERISA.

                                   ARTICLE VI
                     PURCHASER'S OBLIGATIONS BEFORE CLOSING

         Purchaser and MergerSub covenant that from the date of this Agreement until the Closing:

         Section 6.1 General. The Purchaser will use commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article VIII below).

         Section 6.2 Access. Commencing on the date of the execution of this Agreement and continuing for the shorter of thirty (30) days or until the Closing Date, Sellers and their counsel, accountants and other representatives shall have access during business hours of the Purchaser to all properties, books, accounts, records, contracts and documents of or relating to the Purchaser and/or any of its Affiliates. The Purchaser shall furnish or cause to be furnished to Sellers and its representatives all data and information in its possession, custody or control concerning the business, finances and properties of the Purchaser and/or its Affiliates that may reasonably be requested to complete their due diligence review pursuant to Section 5.10 of this Agreement.

         Section 6.3 Notices and Consents. The Purchaser will use commercially reasonable efforts to obtain any third-party consents necessary to consummate the transactions contemplated hereby.

         Section 6.4 Notice of Developments. The Purchaser will give prompt written notice to the Sellers of any development causing a breach of any of the representations and warranties in Article IV above. No disclosure by the Purchaser pursuant to this Section 6.4, however, shall be deemed to amend or supplement such representations and warranties or to prevent or cure any misrepresentation or breach of warranty; provided, however, if Sellers determine not to terminate this Agreement pursuant to Section 11.1 and to consummate the transactions contemplated hereby despite the existence of a misrepresentation or breach of warranty of which Sellers have been informed in writing by the Purchaser, the Purchaser's representations and warranties set forth in Article IV above shall be deemed amended or supplemented as set forth in Purchaser's notice for purpose of curing such misrepresentation or breach of warranty.

         Section 6.5 Due Diligence. The parties agree that Purchaser shall conduct a due diligence investigation of the Company (including, without limitation, a review of the information, documents and other matters identified on the Schedules or delivered pursuant to the terms of this Agreement and investigations of the Company's customers) which commenced upon the signing of the letter of intent and shall be completed by Purchaser within the shorter of thirty (30) days after the execution and delivery date of this Agreement or until the Closing Date (the "Due Diligence Period").

         Section 6.6 Confidentiality. Purchaser agrees that, unless and until the Closing has been effected, Purchaser and its officers, directors and other representatives shall hold in strict confidence, and shall not disclose or use to the detriment of the Sellers or the Company, (a) any and all data and information with respect to the business of the Company or the Sellers obtained in connection with this Agreement or (b) the terms or existence of this Agreement. If the transactions contemplated by this Agreement are not consummated, Purchaser will return to the Sellers all data and information that the Sellers may reasonably request, including, but not limited to, worksheets, tests, reports, manuals, lists, memoranda and other documents prepared by or made available to Purchaser in connection with this transaction. The foregoing shall not preclude the Purchaser from (x) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of the Purchaser in violation of this Agreement or
(y) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, the Purchaser will give Sellers prior written notice of the nature of the required disclosure.

         Section 6.7 Financial Statements Purchaser shall deliver the Financial Statements to the Sellers prior to the expiration of the Due Diligence Period.

         Section 6.8 Employee Advance The Purchaser acknowledges that, as of the date hereof, Reed owes the Company approximately $16,000 in connection with certain advances which have heretofore been made by the Company to Reed. Subject to the terms and conditions of this Agreement and conditioned upon the consummation of the transactions contemplated hereby, including the execution of the Reed Employment Agreement and Noncompetition Agreement by Reed and the Purchaser, the obligation of Reed to repay such advance shall be forgiven only to the extent provided for in Schedule 3.12 as partial consideration for the execution of such Reed Employment Agreement and Noncompetition Agreement by Reed.

         Section 6.9 Convertible Preferred Stock. Prior to the Closing, Purchaser shall take all corporate and other action necessary (a) for the shares of Convertible Preferred Stock of the Purchaser to be issued to the Sellers pursuant to this Agreement to be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of any pre-emptive or other similar rights and (b) to reserve a sufficient number of shares of its voting common stock to permit the conversion of the Convertible Preferred Stock into voting common stock of the Purchaser as provided in the Certificate of Designation.

                                   ARTICLE VII
                 CONDITIONS PRECEDENT TO PURCHASER'S PERFORMANCE

         The obligation of the Purchaser to consummate the Merger is subject to the satisfaction, at or before the Closing, of all the conditions set out below. The Purchaser may waive any or all of these conditions in whole or in part without prior notice.

         Section 7.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, (a) all representations and warranties by the Sellers in this Agreement, or in any written statement that shall be delivered to the Purchaser by the Sellers under this Agreement, that are qualified by materiality shall be true in all respects on and as of the Closing Date as though made at that time and (b) all representations and warranties by the Sellers in this Agreement, or in any written statement that shall be delivered to the Purchaser by the Sellers under this Agreement that are not qualified by materiality shall be true in all material respects on and as of the Closing Date as though made at that time.

         Section 7.2 Performance. With respect to all covenants, agreements and conditions that are not qualified by materiality, the Sellers shall have performed, satisfied and complied, in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date. With respect to all covenants, agreements and conditions that are qualified by materiality, the Sellers shall have performed, satisfied and complied, in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

         Section 7.3 No Material Adverse Effect. During the period from December 31, 1999 to the Closing Date, there shall not have been any Material Adverse Effect in the financial condition or the results of operations of the Company or the relationship between the Company and any significant customers accounts of Noble-Met, Ltd., a Virginia corporation, and the Company shall not have sustained any loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

         Section 7.4 Consents. The Sellers and the Company shall have procured all of the regulatory and third-party authorizations, consents and approvals specified in this Agreement.

         Section 7.5 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation or (c) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

         Section 7.6 The Sellers' and Officer's Certificates. The Sellers and the President of the Company shall have delivered to the Purchaser certificates to the effect that each of the conditions specified above in Sections 7.1 through 7.5 have been satisfied.

         Section 7.7 Resignations. The Purchaser shall have received the resignations, effective as of the Closing, of all of the officers and directors of the Company.

         Section 7.8 Maloney Noncompetition Agreement. Maloney shall have executed a Noncompetition Agreement (the "Maloney Noncompetition Agreement"), which shall include covenants (a) not to compete with the Purchaser or the Company or any Affiliates of either of them (b) not to raid or solicit the employees, agents, Affiliates or customers the Purchaser or the Company and (c) to provide for technology sharing and assignment of inventions. The Maloney Noncompetition Agreement shall be in substantially the form set forth on EXHIBIT D hereto.

         Section 7.9 Noncompetition Agreements. Reed shall have executed a noncompetition agreement ("Noncompetition Agreement") which shall include covenants (a) not to compete with the Purchaser or the Company or any Affiliates of either of them (b) not to raid or solicit the employees, agents, Affiliates or customers the Purchaser or the Company and (c) to provide for technology sharing and assignment of inventions. The Noncompetition Agreement shall be in substantially the form set forth as EXHIBIT E hereto.

         Section 7.10 Maloney Employment Agreement. Maloney shall have executed an employment agreement (the "Maloney Employment Agreement"), in substantially the form set forth on EXHIBIT F hereto.

         Section 7.11 Reed Employment Agreement. Reed shall have executed an employment agreement (the "Reed Employment Agreement"), in substantially the form set forth on EXHIBIT G hereto.

         Section 7.12 Services Agreement. At Closing, Noppert shall have executed a services agreement ("Services Agreement") in substantially the form set forth as EXHIBIT H hereto.

         Section 7.13 Shareholders' Agreement. At Closing, the Purchaser, Company and the Sellers shall execute joinders to the Purchaser's Shareholders' Agreement (the "Shareholders' Agreement") in the form of EXHIBIT I attached hereto.

         Section 7.14 Approvals. The Purchaser shall be in receipt of approvals of the transaction from the Purchaser's board of directors and the Investment Committee of KRG Capital Partners, LLC.

         Section 7.15 Good Standing; Certified Charter. Purchaser shall have received from Sellers a certified copy of its Articles of Incorporation and a certificate or certificates of good standing from the Secretary of State of the State of Minnesota dated no more than ten (10) days prior to the Closing Date certifying that the Company is as of such date, in good standing and authorized to transact business as a domestic corporation.

                                  ARTICLE VIII
                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

         The obligation of Sellers to consummate the Merger is subject to the satisfaction at or before the Closing of all the conditions set out below. Sellers may waive any or all of these conditions in whole or in part without prior notice.

         Section 8.1 Representations and Warranties True. Except as otherwise permitted by this Agreement, (a) all representations and warranties by the Purchaser in this Agreement, or in any written statement that shall be delivered to the Sellers by the Purchaser under this Agreement, that are qualified by materiality shall be true in all respects on and as of the Closing Date as though made at that time and (b) all representations and warranties by the Purchaser in this Agreement, or in any written statement that shall be delivered to the Sellers by the Purchaser under this Agreement that are not qualified by materiality shall be true in all material respects on and as of the Closing Date as though made at that time.

         Section 8.2 Performance. With respect to all covenants, agreements and conditions that are not qualified by materiality, the Purchaser shall have performed, satisfied and complied, in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date. With respect to all covenants, agreements and conditions that are qualified by materiality, the Purchaser shall have performed, satisfied and complied, in all respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

         Section 8.3 No Material Adverse Effect. During the period from December 31, 1999, to the Closing Date, no acts, conditions or occurrences shall have occurred which, whether individually or in the aggregate, have had or reasonably could be expected to have a material adverse effect or change in (a) any of the business, condition (financial or otherwise), operations, assets or liabilities of the Purchaser and its Affiliates taken as a whole, (b) the legality or enforceability against the Purchaser of this Agreement, or (c) the ability of the Purchaser to perform its obligations and to consummate the transactions under this Agreement. For purposes of clause (a) and without limiting the generality of the foregoing, an effect or change with respect to the same or similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Company and/or its Affiliates would reasonably be expected to have $500,000 in the aggregate or more in Damages being asserted against, imposed upon or sustained by the Purchaser and/or its Affiliates shall constitute a material adverse effect or change.

         Section 8.4 Officer's Certificate. Purchaser shall have delivered to Sellers' Representative a certificate to the effect that each of the conditions specified above in Section 8.1, 8.2, 8.3, 8.5 and 8.6 have been satisfied.

         Section 8.5 Consents. The Purchaser shall have procured all of the regulatory and third-party authorizations, consents and approvals specified in this Agreement.

         Section 8.6 No Proceedings, Injunctions, Etc. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded or voided following consummation or (c) affect adversely the right of the Purchaser or any of its Affiliates to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

         Section 8.7 Maloney Noncompetition Agreement. The Purchaser shall have executed and delivered the Maloney Noncompetition Agreement to Maloney.

         Section 8.8 Noncompetition Agreements. The Purchaser shall have executed and delivered the Noncompetition Agreement to Reed.

         Section 8.9 Maloney Employment Agreement. The Purchaser shall have executed and delivered the Maloney Employment Agreement to Maloney.

         Section 8.10 Reed Employment Agreement. The Purchaser shall have executed and delivered the Reed Employment Agreement to Reed.

         Section 8.11 Services Agreement. The Purchaser shall have executed and delivered the Services Agreement to Noppert.

         Section 8.12 Good Standing; Certified Articles. The Sellers shall have received from Purchaser certified articles of organization and a certificate of good standing from the Secretary of State of the State of Colorado dated no more than fifteen (15) days prior to Closing Date certifying that the Company is as of such date, in good standing. Such certified charter shall reflect that the Certificate of Designation has been duly filed with the office of Colorado Secretary of State.

                                   ARTICLE IX
                             POST-CLOSING COVENANTS

         The parties agree as following with respect to the period following the Closing.

         Section 9.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including obtaining any third-party consents not obtained prior to Closing, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X below). The Sellers acknowledge and agree that from and after the Closing, the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company. Purchaser covenants and agrees to preserve all such documents, books, records, agreements and financial data for a period of six (6) years after the Closing Date. All such documents, books, records, agreements and financial data shall be made available to the Sellers and their representatives at all reasonable times during normal business hours of Purchaser during said six year period with the right at their expense to make abstracts from and copies thereof.

         Section 9.2 Litigation Support. In the event that and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand (including Tax audits) in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transition on or prior to the Closing Date involving the Company, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article X below).

         Section 9.3 Tax Matters. The Sellers and the Purchaser agree to provide each other with such cooperation and information as either of them reasonably may request of the other in relation to (a) preparation of any Tax Return of the Company or with respect to the Company's operations, (b) determining any Taxes or right to a refund of Taxes of the Company or with respect to the Company's operations or (c) responding to any audit or examination of Tax

Returns of the Company or with respect to the Company's operations. The Sellers shall prepare or cause to be prepared and file or cause to be filed Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Sellers shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, each Seller shall include any income, gain, loss, deduction or other Tax item for such period on their Tax Return in a manner consistent with the Schedules K-1 furnished by the Company to the Sellers for such periods; provided, however, the Purchaser shall permit the Sellers to review and comment on each such Schedules K-1 prior to the finalization and issuance of the same to the Sellers. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. The Purchaser shall permit the Sellers to review and comment upon each such Tax Return described in the preceding sentence prior to filing. For purposes of this Section 9.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such tax which related to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in a taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocation shall be made in a manner consistent with the prior practices of the Company.

         Section 9.4 Public Disclosure; Confidentiality. From and after the Closing Date, the Sellers shall keep confidential all information relating to the Company and its operations. The foregoing shall not preclude the Sellers from (a) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure by any of the Sellers in violation of this Agreement or (b) the disclosure of such information to the extent required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order, the Sellers will give Purchaser prior written notice of the nature of the required disclosure.

         Section 9.5 Cooperation with Initial Public Offering. Sellers shall use their commercially reasonable efforts to cooperate with Purchaser, the Company and their respective representatives and agents in connection with any proposed initial public offering of capital stock of the Company or Purchaser after the Closing Date, including, but not limited to, providing, organizing and preparing information regarding the Company and participating in underwriter due diligence sessions and investor meetings at such times as are requested by the underwriters of such public offering.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1 Indemnification by the Sellers. The Sellers agree, jointly and severally, to indemnify the Purchaser and every Affiliate (and their respective officers, directors, shareholders, agents and representatives) of the Purchaser (which shall specifically include the Company) (each a "Purchaser Indemnitee") against and hold them harmless from any and all Damages which may be asserted against, imposed upon or sustained by a Purchaser Indemnitee by reason of or arising out of the breach, default, inaccuracy or failure of any of the warranties, representations, covenants or agreements of the Company or the Sellers contained in this Agreement or in any schedule, certificate or instrument required to be delivered pursuant hereto.

         Section 10.2 Indemnification by Purchaser. From and after Closing, the Purchaser agrees to indemnify the Sellers and hold them harmless from and against any and all Damages which may be asserted against, imposed upon or sustained by the Sellers at any time by reason of or arising out of the breach, default, inaccuracy or failure of any warranties, representations, conditions, covenants or agreements of the Purchaser contained in this Agreement or in any schedule, certificate, instrument or document delivered pursuant hereto.

         Section 10.3 Limitations of Indemnification Obligations.

                  (a) All the representations and warranties made by the Purchaser or the Sellers in this Agreement shall survive until two (2) years following the Closing Date; provided, however, that the representations and warranties in Section 3.11 shall survive until the expiration of the applicable statute of limitation; provided, further, that the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2, 4.4 and 4.5 shall survive without termination. In the event notice of any claim for indemnification under Sections 10.1 or 10.2 hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein.

                  (b) Subject to the second sentence of this Section 10.3(b), a Purchaser Indemnitee shall not have any right to indemnification under this Agreement until the aggregate of Damages sustained or incurred by all Purchaser Indemnitees as a result of the breach of the Sellers' representations and warranties contained in this Agreement exceeds $50,000 and in such event the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all such Damages in excess of such amount. In no event shall the liabilities of the Sellers for Damages pursuant to this Article X exceed $1,125,000 (the "Maximum Indemnification Amount").

                  (c) The Sellers shall not have any right to indemnification under this Agreement until the aggregate of Damages sustained or incurred by the Sellers as a result of the breach of the Sellers' representations and warranties contained in this Agreement exceeds $50,000 and, in such event, the indemnification obligations of the respective Indemnifying Parties hereunder shall apply to all such Damages in excess of such amount; provided, however, that the maximum aggregate liability payable to all Sellers by Purchaser for Damages pursuant to and in accordance with this Agreement shall not in any event exceed the Maximum Indemnification Amount.

                  (d) Notwithstanding anything to the contrary in this Agreement, all Damages shall be calculated net of any insurance proceeds received by the party seeking indemnification hereunder in connection with the matter giving rise to a claim for indemnification hereunder.

                  (e) Sellers shall satisfy any indemnification obligation hereunder (i) first in cash up to the amount of cash consideration paid hereunder and, if such amount of cash is not sufficient to satisfy Sellers' indemnification obligations hereunder then (ii) second in Convertible Preferred Stock received hereunder calculated at a value of $18.90 per share plus accrued and unpaid dividends thereon. Notwithstanding the foregoing, Sellers shall only be obligated to satisfy any indemnification obligations hereunder out of cash consideration actually paid hereunder; provided, however, that if any matter as to which a Purchaser Indemnitee may be able to assert a claim hereunder is pending or unresolved, or any other matter as to which such Purchaser Indemnitee actually or could reasonably be expected to suffer Damages exists, at the time any payment is due from Purchaser or MergerSub to Sellers, Purchaser or MergerSub shall have the right, in addition to other rights and remedies and methods of recovery (whether under this Agreement, the provisions of this Section 10 and/or applicable laws), to withhold in good faith from such payment an amount equal to the claim until such matters are resolved. If it is finally determined that such claims are covered by this Section 10, the amount of such claims may be offset against the retained payments and the remainder thereof, together with interest thereon at the rate of ten percent (10%) per annum (calculated from the date withheld until the date paid in full), shall be delivered to Sellers pursuant to the Agreement.

         Section 10.4 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, indemnities, conditions and agreements contained herein are and will be deemed to be continuing representations, warranties, covenants, indemnities, conditions and agreements that survive the Closing and remain in full force and effect regardless of any investigations or knowledge of or on behalf of any party, but subject to the applicable limitations contained in Sections 5.7, 6.4 and 10.3.

                                   ARTICLE XI
                                   TERMINATION

         Section 11.1 Termination of Agreement.

         The parties may terminate this Agreement as provided below:

                  (a) Either the Purchaser or the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  (b) Purchaser may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (i) in the event Sellers have breached any representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Sellers of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (ii) if the Closing shall not have occurred on or before May 31, 2000, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement).

                  (c) Purchaser may terminate this Agreement if it is not satisfied in all respects with the results of its due diligence review of the Company and the Company's operations and assets; provided, however, that if Purchaser does not exercise the termination right contained in this Section 11.1(d) within the Due Diligence Period, such termination right shall lapse.

                  (d) Sellers may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty or covenant contained in this Agreement in any material respect, Sellers has notified Purchaser of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (ii) if the Closing shall not have occurred on or before May 31, 2000 by reason of the failure of any condition precedent under
Article VIII hereof (unless the failure results primarily from Sellers themselves breaching any representation, warranty or covenant contained in this Agreement).

                  (e) Sellers may terminate this Agreement if it is not satisfied in all respects with the results of its due diligence review of the Purchaser and the Purchaser's operations and assets; provided, however, that if Sellers do not exercise the termination right contained in this Section 11.1(e) within the Due Diligence Period, such termination right shall lapse.

         Section 11.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 12.1 above, all rights and obligations of the parties hereunder hereof shall terminate without any liability of any party to any other party. Nothing set forth in this Section 11.2 shall mitigate or otherwise compromise the rights or obligations of the parties hereunder or in the event of a breach of the terms or provisions of this Agreement generally.

                                   ARTICLE XII
                                  MISCELLANEOUS

         Section 12.1 Fees and Expenses. Except as contemplated by this Agreement, until Closing, all costs and expenses incurred in connection with negotiating and preparing this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 12.2 Entire Agreement; Counterparts; Headings. This Agreement, which also includes the Annexes, Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The headings in the Articles, Sections, paragraphs, Exhibits, Schedules and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         Section 12.3 Amendments. Except as set forth in Sections 5.7 and 6.4, this Agreement (including the Annexes, Schedules and Exhibits hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged. The rights and remedies of the parties hereunder are cumulative and not exclusive of any other right or remedy any party may have. No failure or delay by any party hereto in exercising any right, power or privilege shall operate as a waiver of any such right, power or privilege, except as expressly set forth in this Agreement. No waiver of any default shall constitute a waiver of any other or any subsequent default. No single or partial exercise of any right, power or privilege shall preclude the further or other exercise of the same or other right, power or privilege.

         Section 12.4 Taxes. Any Taxes in the nature of a sales or transfer tax, any stock transfer tax or any other taxes that may be due or may become payable by the Sellers under Minnesota law including, but not limited to, any Taxes resulting from or ensuing as a consequence of the consummation of any transaction contemplated hereby shall be paid by the Sellers, and the Sellers shall indemnify and hold harmless Purchaser from and against all such Taxes.

         Section 12.5 Governing Law . This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Colorado without giving effect to principles of conflicts of law. Purchaser, each Seller and the Company hereby agree and consent to be subject to the exclusive jurisdiction of the federal and state courts of Colorado located in Denver, Colorado, in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 12.8.

         Section 12.6 Representation by Counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived by each party.

         Section 12.7 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by the Sellers except with the prior written consent of Purchaser. The Purchaser may assign this Agreement only to an Affiliate of Purchaser. No such assignment shall relieve Purchaser of its obligations hereunder. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement, except for (i) Purchaser and its Affiliates which are


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

acknowledged to be third party beneficiaries, (ii) Purchaser Indemnitees who are acknowledged to be third party beneficiaries under Article X and (iii) Reed and Noppert who acknowledged to be third party beneficiaries with respect to Sections 2.13, 2.14 and 6.8 of this Agreement.

         Section 12.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Purchaser, to:

                           KRG Capital Partners, LLC
                           The Park Central Building
                           1515 Arapahoe Street
                           Tower One, Suite 1500
                           Denver, CO 80202
                           Attn:  Mark M. King and Bruce L. Rogers
                           Telephone:  (303) 390-5005
                           Facsimile:  (303) 390-5015

                           Medical Device Manufacturing, Inc.
                           d/b/a Rivo Technologies
                           5000 Independence Street
                           Arvada, CO 80002
                           Attn:  Eric Pollock
                           Telephone:  (303) 421-7300
                           Facsimile:  (303) 421-7333

                           with a copy to:

                           Hogan & Hartson L.L.P.
                           1200 17th Street, Suite 1500
                           Denver, Colorado  80202
                           Attention:  Steven A. Cohen
                           Telephone:  (303) 899-7300
                           Facsimile:  (303) 899-7333

                  (b)      if to the Sellers, to:

                           Thomas J. Maloney
                           17877 - 179th Trail West
                           Lakeville, Minnesota  55044
                           Telephone:  (941) 498-6430
                           Facsimile:  (612) 435-8756


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


                           with a copy to:

                           Moss & Barnett, A Professional Association
                           4800 Norwest Center
                           90 South Seventh Street
                           Minneapolis, Minnesota  55402
                           Attn:  David F. Senger, Esq.
                           Telephone:  (612) 347-0300
                           Facsimile:  (612) 339-6686

         Section 12.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 12.10 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 12.11 Legal Fees and Expenses. In the event that any arbitration or legal action is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in said action or proceeding, in addition to any other relief to which such party may be entitled.


                            [SIGNATURE PAGE FOLLOWS]


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


                                   SIGNATURES

         IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized and each of the Sellers has signed this Agreement as of the date first written above.

                                    PURCHASER

                                    MEDICAL DEVICE MANUFACTURING, INC.


                                    By: /s/ ERIC M. POLLOCK
                                       -------------------------------
                                       Name:  Eric M. Pollock
                                       Title:  President and CEO

                                    MERGERSUB

                                    MER ACQUISITION CORPORATION.


                                    By: /s/ ERIC M. POLLOCK
                                       -------------------------------
                                       Name:  Eric M. Pollock
                                       Title:  President and CEO

                                    COMPANY

                                    MEDICAL ENGINEERING RESOURCES, LTD.


                                    By: /s/ THOMAS MALONEY
                                       -------------------------------
                                       Name:  Thomas Maloney
                                       Title:  President

                                    SELLERS


                                    /s/ THOMAS MALONEY
                                    ----------------------------------
                                    Thomas Maloney


                                    /s/ BETTI BOERS MALONEY
                                    ----------------------------------
                                    Betti Boers Maloney



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